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Financial
News

National Fuel Gas Company

10 Lafayette Square/Buffalo, NY 14203
Margaret M. Suto
Investor Relations
716-857-6987
Joseph Pawlowski
Treasurer
716-857-6904

RELEASE DATE: Immediate October 25, 2001

SENECA RESOURCES CORPORATION ANNOUNCES

FOURTH QUARTER AND FISCAL YEAR 2001 EARNINGS

AND DISCLOSES IMPACT OF FOURTH QUARTER WRITE-DOWN

(October 25, 2001) BUFFALO, NEW YORK: Seneca Resources Corporation (“Seneca”), the exploration and production subsidiary of National Fuel Gas Company (NYSE: NFG), today announced earnings for its fourth quarter and fiscal year, both of which ended September 30, 2001. The company also disclosed the impact of a non-cash write-down to its fourth quarter.

        For the third consecutive year, Seneca experienced record earnings. Total revenues for fiscal 2001 were $398.3 million, a 67 percent increase over fiscal 2000 total revenues of $238.1 million. Exclusive of the impact of the non-cash write-down, net income also increased by 106 percent, from $34.9 million in fiscal 2000 to $71.8 million, or $0.89 per diluted share after the two-for-one stock split, in fiscal 2001. Production was 88.1 billion cubic feet equivalent (BCFE), up 21 percent from last year’s production of 72.6 BCFE.

        Earnings for the fourth quarter of fiscal 2001 reached a record in total revenue of $92.8 million, a 10 percent increase over the fourth quarter of fiscal 2000, when total revenue was $84.3 million. Exclusive of the impact of the non-cash write-down, net income decreased by 5 percent to $12.3 million, as compared to the fourth quarter of fiscal 2000 at $13.0 million. Production increased by 19 percent to 25.6 BCFE this quarter versus the 21.4 BCFE production in the fourth quarter of fiscal 2000.

        Under the full cost method of accounting, a commonly-used technique employed by Seneca and other exploration and production companies, Seneca is required to perform a quarterly “ceiling test.” Under the ceiling test, the present value of future revenues from Seneca’s oil and gas reserves is compared (on a country-by-country basis) with the book value of those reserves at the balance sheet date. If the book value of the reserves in any country exceeds the present value of the associated future revenues, a non-cash charge must be recorded to write down the book value of the reserves to their present value. As a result of low oil and gas prices at September 30, 2001, Seneca was required to recognize a non-cash impairment relating to its

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Seneca Resources Earnings
October 25, 2001

Canadian properties of $180.8 million (pre-tax), or $104.0 million (after-tax), for the quarter ended September 30, 2001. Seneca’s Canadian operations will not be significantly affected by this write-down.* The company plans to drill 35 wells in Alberta and 25 wells in Saskatchewan during fiscal 2002.* This activity follows the drilling of 29 wells, of which 25 were successful, in these provinces during the fourth quarter of fiscal 2001 by Seneca’s subsidiary, National Fuel Exploration Corp.

        As part of Seneca’s continuing efforts to reduce cost exposure in its offshore operations and maintain properties that better fit its economic profile, the company completed three strategic transactions in the fourth quarter. The transactions include two exchanges and a property sale.

        In exchange for Seneca’s interest in South Timbalier Block 174 lying below 15,000 feet total vertical depth (TVD), Seneca received, from an undisclosed offshore operator, 100 percent of the interests in South Timbalier Blocks 239 and 248 from the surface to 13,000 feet TVD. This arrangement gives Seneca complete control of the shallower interval prospects under the three blocks and permits the commencement of drilling operations on this prospect, possibly as early as the first quarter of calendar 2002.*

        Seneca also completed the transfer of all of its interest in the West Delta Block 30 Field to Maritech Resources, Inc., the wholly owned production and exploration subsidiary of TETRA Technologies, Inc. (NYSE: TTI). This field, because it is in the latter stages of its current producing life, is subject to higher than normal lease operating expenses and will be subject to significant plugging and abandonment obligations in the near future.* In connection with the sale, Seneca agreed to contribute specified amounts in connection with future plugging and abandonment obligations.* This sale frees Seneca from the ongoing operation of this property and from the contingencies that may exist in future plugging and abandonment operations.*

        At West Cameron Block 294, Seneca sold its entire interest to an undisclosed party for $16.4 million, but retained a volume limited overriding royalty interest that is intended to maintain Seneca’s production level in the property during 2002.* This sale structure will allow the company to affect its cost profile without being subjected to an immediate impact on its production.*

        Seneca’s exploration and development drilling programs posted positive results this quarter. The company drilled a total of 78 gross wells: 49 in the U.S. and 29 in Canada. Seven exploratory wells were drilled, of which five were successful, and 71 development wells were drilled, of which 68 were successful. Seneca’s success rate was 93% in the fourth quarter. For the fiscal year ended September 30, 2001, Seneca drilled a total of 246 gross wells with a 93% success rate.

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Seneca Resources Earnings
October 25, 2001

        Results from Seneca’s California properties continued to build upon increases experienced during previous quarters. Development at the Midway-Sunset and Lost Hills fields included drilling 24 new wells. Monthly production for the quarter increased to 306,800 barrels of oil equivalent (BOE) from 298,900 BOE last year. This increase was accomplished despite lower production from Midway-Sunset during the year while its steaming operations were curtailed due to high gas prices. Production at Midway-Sunset is now improving as steaming operations have fully recommenced.*

        The outlook for fiscal 2002 is for continued growth in production through Seneca’s seventh straight year of production increases.* The forecast for production in fiscal 2002 is about 100 BCFE, with oil representing about 55 percent, assuming no production is curtailed.* Seneca previously announced that it would consider curtailing some of its production of natural gas if commodity prices for natural gas continue to decline.* The company’s 2002 pricing estimates for production, exclusive of hedging, are $2.70 per thousand cubic feet (MCF)for natural gas and $18.12 per barrel (BBL) for crude oil.* Production for 2002 has been hedged, with 63 percent of the expected gas production hedged at an average price of $3.86/MCF and 72 percent of the expected oil production hedged at an average price of $22.75/BBL. A detailed hedging summary can be found at the end of this press release and on Seneca’s Web site at www.srcx.com. Seneca’s anticipated capital budget for fiscal 2002 is $141 million and includes plans to drill approximately 175 new wells with activity focused in California, Canada and Pennsylvania.*

        National Fuel is an integrated energy company with $3.4 billion in assets comprised of the following six operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing and Timber. Seneca Resources Corporation, headquartered in Houston, Texas, explores for and produces natural gas and oil in the lower 48 states, the Gulf of Mexico, and Canada. Additional information is available via the Internet for National Fuel at http://www.nationalfuelgas.com, Seneca Resources at http://www.srcx.com, or through the company’s investor information service at 1-800-334-2188.

Media Contact: Julie Coppola Cox 716-857-7079
Analyst Contact: Margaret M. Suto 716-857-6987

Certain statements contained herein, including those which are designated with an “*", are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions including economic disruptions caused by terrorist activities, demographic patterns or weather conditions; changes in the availability and/or price of natural gas and oil; inability to obtain new customers or retain existing ones; significant changes in competitive conditions affecting the Company; governmental/regulatory

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Seneca Resources Earnings
October 25, 2001

actions, initiatives and proceedings, including those affecting acquisitions, financings, allowed rates of return, industry and rate structure, franchise renewal, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance oil and gas property acquisitions and ability to operate and integrate existing and any subsequently acquired business or properties; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the Company’s actual production levels for natural gas or oil; changes in the availability and/or price of derivative financial instruments; changes in the price of natural gas or oil and the related effect given the accounting treatment or valuation of related derivative financial instruments; inability of the various counterparties to meet their obligations with respect to the Company’s financial instruments; regarding foreign operations - changes in foreign trade and monetary policies, laws, and regulations related to foreign operations, political and governmental changes, inflation and exchange rates, taxes and operating conditions; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company’s relationship with its employees and contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur; or changes in accounting principles or the application of such principles to the Company. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Seneca Resources Earnings
October 25, 2001

                                      4th Quarter Results         Fiscal Year End Results
                                      -------------------         -----------------------
                                 2001*   2000     Increase/         2001*   2000     Increase/
                                                 (Decrease)                         (Decrease)
Financial Results*
 (in millions of dollars)

   Revenue                       $92.8   $84.3         10%         $398.3   $238.1        67%
   Operating Expenses            $61.5   $48.7         26%         $231.8   $143.2        62%
   EBITDA                        $62.8   $57.1         10%         $265.0   $164.5        61%
   Operating Income (before
      income taxes)              $31.3   $35.6       (12%)         $166.6    $94.9        75%
   Net Income                    $12.3   $13.0        (5%)          $71.8    $34.9       106%

Operating Performance Statistics

   Production (BCFE)              25.6    21.4         19%           88.1     72.6        21%

Operating Performance

   General & Administrative
   Expense/MCFe                  $0.24    $0.25       (4%)          $0.25    $0.20        25%
   Lease Operating
      Expense/MCFe               $0.71    $0.74       (4%)          $0.73    $0.58        26%
   Depreciation, Depletion
      & Amortization/MCFe        $1.23    $1.00        23%          $1.12    $0.96        17%

Commodity Prices (Before Hedging)

   Avg.  Oil Price/barrel       $22.90   $29.02      (21%)         $24.99   $26.03       (4%)
   Avg.  Gas Price/MCF           $3.01    $4.44      (32%)          $5.39    $3.31       63%

Commodity Prices (After Hedging)

   Avg.  Oil Price/barrel       $21.47   $27.41      (22%)         $21.59   $22.85       (6%)
   Avg.  Gas Price/MCF           $3.29    $2.49       32%           $4.17    $2.61       60%

* Before write-down.

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Seneca Resources Earnings
October 25, 2001

Hedging Summary for Fiscal 2002

   SWAPs                     Volume                    Average Hedge Price
   -----                     ------                    -------------------
   Oil                       4.8 MMBBL                 $22.98/BBL
   Gas                       26.4 BCF                  $3.82/MCF

   PUTS                      Volume                    Average Hedge Price
   ----                      ------                    -------------------
   Oil                          -                           -
   Gas                       2.5 BCF                   $4.12/MCF

   No-cost Collars            Volume                   Floor Price           Ceiling Price
   ---------------            ------                   -----------           -------------
   Oil                       1.3 MMBBL                 $21.91/BBL            $28.26/BBL
   Gas                       2.8 BCF                   $4.11/MCF             $5.61/MCF

Hedging Summary for Fiscal 2003

   SWAPs                     Volume                    Average Hedge Price
   -----                     ------                    -------------------
   Oil                       1.8 MMBBL                 $19.93/BBL
   Gas                       1.1 BCF                   $2.80/MCF

   PUTS                      Volume                    Average Hedge Price
   ----                      ------                    -------------------
   Oil                          -                           -
   Gas                       0.2 BCF                   $3.98/MCF

   No-cost Collars            Volume                   Floor Price           Ceiling Price
   ---------------            ------                   -----------           -------------
   Oil                       1.1 MMBBL                 $21.96/BBL            $26.41/BBL
   Gas                       6.2 BCF                   $4.05/MCF             $5.28/MCF